L J SOLDINGER
ASSOCIATES

Certified Public Accountants and Business Consultants

September 21, 2020

United States Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Dear Commission:

We have read the statements of fuboTV Inc. made in the Form 8-K dated September 21, 2020 under Item 4.01. We are in agreement with the statements made concerning L J Soldinger Associates, LLC in the Form 8-K. We are not in a position to agree or disagree with the other statements made in the Form 8-K by fuboTV Inc. contained therein.

Sincerely

L J Soldinger Associates LLC

L J Soldinger Associates, LLC

21925 Field Parkway, Suite 240 Deer Park, IL 60010 Tel: 847-726-8100 Fx: 847-726-6770 www.soldinger.com